Exhibit 99.1

Daseke Reports Results for First Quarter of 2021

Improved operations positions Company to benefit from strong freight environment and industrial demand

Addison, Texas – May 7, 2021 – Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the quarter ended March 31, 2021.

First Quarter Highlights:

●	Revenue of $333.9 million
●	Net loss of $7.3 million, or ($0.13) per share attributable to common stockholders, compared to net loss of $16.3 million in last year’s first quarter
●	Adjusted Net Income ex-Aveda was $4.1 million, or $0.04 per share attributable to common stockholders
●	Adjusted EBITDA was $35.5 million
●	Cash flows from operating activities of $29.5 million and Free Cash Flow of $34.4 million
●	Delivered Operating Ratio (“OR”) of 97.6% and Adjusted Operating Ratio of 95.6%
●	Successfully refinanced term loan, reducing annual cash interest and extending the maturity to 2028 and increased the ABL revolving commitment to $150 million

Management Commentary

“We are pleased to report another solid quarter of financial and operational results, as the organization continues to demonstrate the value of our diverse portfolio of customers and end-markets served by our flatbed and specialized segments,” said Jonathan Shepko, Interim Chief Executive Officer of Daseke.  “Our market-leading position in the Flatbed segment positioned the business to capture the strengthening demand across the building-related complex, delivering encouraging operating results leading into our peak season. Additionally, Daseke’s cash flow and margin profiles continue to show resilience, due in large part to the transformational work we have accomplished in establishing cost discipline, optimizing operations, and right-sizing our fleet.”

Shepko continued, “Improvements in our business fundamentals and strong cash flows have meaningfully transformed the financial position of our Company. During the first quarter, we successfully refinanced our term loan, receiving improved credit terms that will drive an annual reduction in cash interest expense of approximately $11 million. Further, in support of Daseke’s comprehensive operational and balance sheet restructuring, our rating agencies upgraded the Company’s credit ratings. Additionally, we increased our ABL revolving commitment from $100 million to $150 million. Greater financial flexibility, combined with strong cash flow generation, better position our Company to capitalize on select growth opportunities as we look to the future. We are encouraged by the broader-based demand uplift we are observing across many of the industrial verticals wherein we have established competitive advantages, and we will continue to leverage our differentiated scale and capabilities to serve our industrial market customers, while maximizing long-term value for our shareholders.”

First Quarter 2021 Financial Results

Total revenue in the first quarter of 2021 decreased 15% to $333.9 million, compared to $391.0 million in the year-ago quarter. Excluding the impact of the Aveda Transportation and Energy Services (“Aveda”) business to 2020, first quarter revenue decreased by 4%. This year-over-year decrease in revenue was driven primarily by lower freight volumes from fleet downsizing, offset by improved freight rates in the Flatbed segment.

Operating income in the first quarter of 2021 was $8.1 million, compared to operating loss of $8.3 million in the year-ago quarter. The increase in operating income was primarily driven by the divestiture of the Aveda business.  Excluding

Aveda, operating income in the first quarter of 2021 was $8.4 million compared to operating income of $11.0 million in the prior-year quarter.  The decline was largely due to increased insurance and claims cost, increased fuel costs, and stock compensation expense only partially offset by gains on sale of assets and lower operating costs.

Net loss for the first quarter of 2021 was $7.3 million, or ($0.13) per share attributable to common stockholders, compared to net loss of $16.3 million, or ($0.27) per share attributable to common stockholders, in the year-ago quarter. The year-over-year change in net loss was due to insurance and claims costs, increased fuel cost, and lower freight revenues from select wind energy markets, partially offset by growth in volumes and improvement in freight rates in the Flatbed segment, and the impairment taken on the Aveda business in the first quarter of 2020. Adjusted Net Income excluding Aveda was $4.1 million in the first quarter of 2021, compared to $3.0 million in the year-ago quarter. Adjusted EBITDA in the first quarter of 2021 was $35.5 million, compared to $35.0 million in the year-ago quarter. Excluding the impact of the Aveda business, first quarter Adjusted EBITDA decreased 4% to $35.8 million compared to $37.2 million in the comparable period last year.

Segment Results

Specialized Solutions – During the first quarter, the Specialized segment (all measures presented Ex-Aveda to reflect the exit of that business in 2020) benefitted from improved demand and freight rates primarily serving high security cargo, construction equipment and commercial glass, which largely offset reduced activity in wind energy and aerospace markets versus last year’s first quarter. Overall, this business mix shift led to a 2% decline in average freight rate per mile, while revenue per truck increased by 4% versus last year’s first quarter due primarily to improved asset utilization. Operations improved slightly vs. last year despite the mix shift away from wind energy project revenues and lower miles due to fleet downsizing.

Flatbed Solutions – The Flatbed Solutions segment experienced a resurgence in freight rates, rising 15% compared to last year’s first quarter. Freight volumes increased on a per-truck basis, with prior year fleet downsizing efforts contributing to a decline in total volumes on company assets. End market strength, particularly in construction and steel and other metals, contributed to the strong rate environment.

Balance Sheet and Free Cash Flow

At March 31, 2020, Daseke had cash and cash equivalents of $107.3 million and $82.7 million available under its revolving credit facility, for total available liquidity of $190 million. Total debt was $595.2 million and net debt was $487.9 million. This compares to cash and cash equivalents of $176.2 million and $83.2 million available on the revolving credit facility, total available liquidity of $259.4 million, total debt of $679.7 million, and net debt of $503.5 million on December 31, 2020.

For the quarter, net cash provided by operating activities was $29.5 million, cash capital expenditures were $5.2 million, and cash proceeds from the sale of excess property and equipment were $10.1 million, resulting in Free Cash Flow of $34.4 million. Additionally, capital expenditures financed with debt and finance leases were $14.4 million. This compares to net cash provided by operating activities of $29.7 million, cash capital expenditures of $4.5 million, and cash proceeds from the sale of excess property and equipment of $5.8 million, resulting in Free Cash Flow of $31.0 million in the first quarter of 2020. Capital expenditures financed with debt and finance leases were $9.8 million in the first quarter of 2020.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its first quarter 2021 results and 2021 outlook. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the Company’s website at https://www.daseke.com. Presentation materials will be posted at the time of the call at investor.daseke.com as well.  Interested parties may also participate in the call by dialing (855) 242-9918 and entering the passcode 4570038. A replay of the conference call will be available a few hours after the event on the investor relations section of the Company’s website, under the events section.

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of more than 5,000 tractors and 11,500 flatbed and specialized trailers. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income, Adjusted Net Income (Loss) ex-Aveda, Adjusted earnings per share ex-Aveda, Adjusted Operating Ratio, Adjusted Operating Ratio ex-Aveda, Free Cash Flow and Net Debt. This news release also includes GAAP and non-GAAP measures appended with ex-Aveda, which represent the measure excluding the impact of our Aveda business, which we disposed of in 2020.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

You can find the reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non‐GAAP Measures tables below.

Adjusted EBITDA

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest, (iii) income taxes, and (iv) other material items that management believes do not reflect our core operating performance.  Adjusted EBITDA ex-Aveda is defined as Adjusted EBITDA less the Adjusted EBITDA of the Aveda business, which we disposed of in 2020.  Adjusted EBITDA ex-Aveda margin is defined as Adjusted EBITDA ex-Aveda divided by Total revenue ex-Aveda.

The Company’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBITDA ex-Aveda (collectively discussed below as "Adjusted EBITDA Metrics") as key measures of its performance and for business planning. Adjusted EBITDA Metrics assists them in comparing the Company’s operating performance over various reporting periods on a consistent basis because it removes from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA Metrics also allows the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA Metrics is substantially consistent with that used in its debt covenants and also is routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA Metrics is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share

Daseke defines Adjusted Net Income (Loss) ex-Aveda as net income (loss) adjusted for material items that management believes do not reflect our core operating performance.  Daseke defines Adjusted Net Income (Loss) ex-Aveda per share as Adjusted Net Income (Loss) ex-Aveda divided by the weighted average number of shares of common stock outstanding during the period under the two-class method.

The Company’s board of directors and executive management team use these measures as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these measures are useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Total revenue ex-Aveda, Adjusted Operating Income (Loss) and Adjusted Operating Ratio

The Company uses Total revenue ex-Aveda, Adjusted Operating Income (Loss) ex-Aveda and Adjusted Operating Ratio ex-Aveda as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. The Company defines Adjusted Operating Income (Loss) as (a) total revenue less (b) Adjusted Operating Expenses. The Company defines Adjusted Operating Expenses as (a) total operating expenses (i) less material items that management believes do not reflect our core operating performance. The Company defines Adjusted Operating Ratio as (a) Adjusted Operating Expenses, as a percentage of (b) total revenue.  The Company defines previously defined terms appended with ex-Aveda as their previously defined term excluding the impact of the Aveda business, which we disposed of in 2020.

The Company’s board of directors and executive management team view these non-GAAP measures, and their key drivers of revenue quality, growth, expense control and operating efficiency, as very important measures of the Company’s performance. The Company believes excluding these items enhances the comparability of its performance between periods. The Company believes its presentation of these non-GAAP measures are useful because they provide investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability.

Free Cash Flow

Daseke defines Free Cash Flow as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment, as such amounts are shown on the face of the Statements of Cash Flows.

The Company’s board of directors and executive management team use Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

Net Debt

Daseke defines net debt as total debt less cash and cash equivalents. The Company’s board of directors and executive management team use net debt to help assess the Company’s liquidity and evaluate and plan for future liquidity needs. The Company believes that the presentation of net debt is useful to investors because it provides additional information regarding the Company’s overall liquidity, financial flexibility, capital structure and leverage.

Management’s view of Core Operating Performance

In the non-GAAP measures discussed above, management refers to certain material items that management believes do not reflect the Company’s core operating performance, which management believes represent its performance in the ordinary, ongoing and customary course of its operations.  Management views the Company’s core operating performance as its operating results excluding the impact of items including, but not limited to, stock-based compensation, impairments, amortization of intangible assets, restructuring, business transformation costs, and severance.  Management believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operational performance in the same manner that management evaluates its core operational performance.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, including its restructuring actions and cost reduction initiatives; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

The effect of the COVID-19 pandemic may remain prevalent for a significant period of time and may continue to adversely affect the Company’s business, results of operations and financial condition even after the COVID-19 pandemic has subsided and “stay at home” mandates have been lifted. The extent to which the COVID-19 pandemic impacts the Company will depend on numerous evolving factors and future developments that it cannot predict. There are no comparable recent events that provide guidance as to the effect the COVID-19 global pandemic may have, and, as a result, the ultimate impact of the pandemic is highly uncertain and subject to change. Additionally, the Company will regularly evaluate its capital structure and liquidity position. From time to time and as opportunities arise, the Company may access the debt capital markets and modify its debt arrangements to optimize its capital structure and liquidity position.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, such as downturns in customers’ business cycles and disruptions in capital and credit markets, the impact to the Company’s business and operations resulting from the COVID-19 pandemic, the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans, the Company’s ability to complete planned or future divestitures successfully, the Company’s ability to adequately address downward pricing and other competitive pressures, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to realize intended benefits from its recent or future acquisitions, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. You should not place undue reliance on these forward-looking statements.  For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com

Daseke, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Company freight	$145.1	$180.9
Owner operator freight	105.1	107.8
Brokerage	48.5	61.7
Logistics	8.5	10.1
Fuel surcharge	26.7	30.5
Total revenue	333.9	391.0
Operating expenses:
Salaries, wages and employee benefits	90.7	110.4
Fuel	25.4	28.7
Operations and maintenance	30.3	45.6
Purchased freight	121.4	134.2
Administrative and other expenses	38.9	41.4
Depreciation and amortization	22.2	26.3
Gain on disposition of property and equipment	(3.1)	(1.2)
Impairment	—	13.4
Restructuring charges	—	0.5
Total operating expenses	325.8	399.3
Income (loss) from operations	8.1	(8.3)
Other expense (income)	16.2	11.9
Loss before income taxes	(8.1)	(20.2)
Income tax benefit	(0.8)	(3.9)
Net loss	(7.3)	(16.3)

Net loss	$(7.3)	$(16.3)
Less dividends to Series A convertible preferred stockholders	(1.2)	(1.2)
Net loss attributable to common stockholders	$(8.5)	$(17.5)
Loss per common share:
Basic	$(0.13)	$(0.27)
Diluted	$(0.13)	$(0.27)
Weighted-average common shares outstanding:
Basic	65,080,364	64,598,025
Diluted	65,080,364	64,598,025
Dividends declared per Series A convertible preferred share	$1.91	$1.91

Daseke, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In millions)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$107.3	$176.2
Accounts receivable, net	157.7	154.4
Other current assets	28.5	34.5
Total current assets	293.5	365.1
Property and equipment, net	394.3	402.7
Goodwill and intangible assets, net	232.3	233.9
Other long-term assets	125.7	125.2
Total assets	$1,045.8	$1,126.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12.7	$16.5
Accrued expenses	74.5	65.6
Current portion of long-term debt	53.4	54.0
Other current liabilities	68.5	54.6
Total current liabilities	209.1	190.7
Long-term debt, net of current portion	533.7	618.6
Other long-term liabilities	171.3	178.8
Total liabilities	914.1	988.1
Stockholders’ equity	131.7	138.8
Total liabilities and stockholders’ equity	$1,045.8	$1,126.9

Daseke, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2021	2020
Net cash provided by operating activities	$29.5	$29.7
Net cash provided by investing activities	4.9	1.3
Net cash used in financing activities	(103.1)	(20.0)
Effect of exchange rates on cash and cash equivalents	(0.2)	0.8
	$(68.9)	$11.8

Property and equipment acquired with debt or finance lease obligations	$14.4	$9.8

Daseke, Inc. and Subsidiaries
Reconciliation of cash flows from operating activities to Free Cash Flow
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$29.5	$29.7
Purchases of property and equipment	(5.2)	(4.5)
Proceeds from sale of property and equipment	10.1	5.8
Free Cash Flow	$34.4	$31.0

Daseke, Inc. and Subsidiaries
Reconciliation of total debt to net debt
(Unaudited)
(In millions)
	March 31,	December 31,
	2021	2020
Term Loan Facility	$400.0	$483.5
Equipment term loans	163.8	164.9
Finance lease obligations	31.4	31.3
Total debt	595.2	679.7
Less: cash and cash equivalents	(107.3)	(176.2)
Net debt	$487.9	$503.5

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)

	Three Months Ended March 31,
	2021		2020		Increase (Decrease)
(Dollars in millions, except rate per mile)	$	%	$	%	$	%
REVENUE(1):
Company freight	$102.7	55.9	$132.1	55.0	$(29.4)	(22.3)
Owner operator freight	34.6	18.8	42.8	17.8	(8.2)	(19.2)
Brokerage	26.6	14.5	42.8	17.8	(16.2)	(37.9)
Logistics	7.2	3.9	9.1	3.8	(1.9)	(20.9)
Fuel surcharge	12.5	6.8	13.6	5.7	(1.1)	(8.1)
Total revenue	183.6	100.0	240.4	100.0	(56.8)	(23.6)

OPERATING EXPENSES(1):
Total operating expenses	173.1	94.3	246.9	102.7	(73.8)	(29.9)
Operating ratio	94.3%		102.7%
Adjusted operating ratio	93.6%		96.1%
Adjusted operating ratio ex-Aveda	93.5%		92.8%
INCOME (LOSS) FROM OPERATIONS	$10.5	5.7	$(6.5)	(2.7)	$17.0	(261.5)

OPERATING STATISTICS:
Company miles	37.9		40.7		(2.8)	(6.9)
Owner operator miles	11.4		13.3		(1.9)	(14.3)
Total miles (in millions)(2)	49.3		54.0		(4.7)	(8.7)

Rate per mile	$2.78		$3.24		$(0.45)	(14.0)

Company-operated tractors, at period-end	1,878		2,341		(463)	(19.8)
Owner-operated tractors, at period-end	510		676		(166)	(24.6)
Number of trailers, at period-end	7,270		8,110		(840)	(10.4)

Company-operated tractors, average for the period	1,894		2,344		(450)	(19.2)
Owner-operated tractors, average for the period	506		680		(174)	(25.6)
Total tractors, average for the period	2,400		3,024		(624)	(20.6)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)

	Three Months Ended March 31,
	2021		2020		Increase (Decrease)
(Dollars in millions, except rate per mile)	$	%	$	%	$	%
REVENUE(1):
Company freight	$44.8	29.2	$51.4	33.1	$(6.6)	(12.8)
Owner operator freight	71.0	46.3	66.1	42.6	4.9	7.4
Brokerage	22.1	14.4	19.6	12.6	2.5	12.8
Logistics	1.2	0.8	0.8	0.5	0.4	50.0
Fuel surcharge	14.4	9.5	17.3	11.1	(2.9)	(16.8)
Total revenue	153.5	100.0	155.2	100.0	(1.7)	(1.1)

OPERATING EXPENSES(1):
Total operating expenses	142.5	92.8	146.6	94.5	(4.1)	(2.8)
Operating ratio	92.8%		94.5%
Adjusted operating ratio	92.2%		93.8%
INCOME (LOSS) FROM OPERATIONS	$11.0	7.2	$8.6	5.5	$2.4	27.9

OPERATING STATISTICS:
Company miles	20.8		26.6		(5.8)	(21.8)
Owner operator miles	33.3		36.6		(3.3)	(9.0)
Total miles (in millions)(2)	54.1		63.2		(9.1)	(14.4)

Rate per mile	$2.14		$1.86		$0.28	15.1

Company-operated tractors, at period-end	907		1,217		(310)	(25.5)
Owner-operated tractors, at period-end	1,581		1,517		64	4.2
Number of trailers, at period-end	4,208		4,594		(386)	(8.4)

Company-operated tractors, average for the period	939		1,214		(275)	(22.7)
Owner-operated tractors, average for the period	1,592		1,564		28	1.8
Total tractors, average for the period	2,531		2,778		(247)	(8.9)

(1) Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.

Daseke, Inc. and Subsidiaries
Reconciliation of Operating Ratio to Adjusted Operating Ratio ex-Aveda
Reconciliation of Operating Income (Loss) to Operating Income (Loss) ex-Aveda
Reconciliation of Revenue to Revenue ex-Aveda
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2021	2020	2021	2020	2021	2020

	Consolidated		Flatbed		Specialized
Revenue	$333.9	$391.0	$153.5	$155.2	$183.6	$240.4
Less Aveda Revenue	—	(42.0)			—	(42.0)
Revenue ex-Aveda	$333.9	$349.0			$183.6	$198.4
Salaries, wages and employee benefits	90.7	110.4	28.6	33.4	56.6	74.2
Fuel	25.4	28.7	8.3	10.4	17.1	18.3
Operations and maintenance	30.3	45.6	10.3	10.7	20.0	34.7
Purchased freight	121.4	134.2	75.4	70.5	49.4	68.5
Depreciation and amortization	22.2	26.3	8.8	9.1	13.1	16.9
Impairment	—	13.4	—	—	—	13.4
Restructuring	—	0.5	—	—	—	0.5
Other operating expenses	35.8	40.2	11.1	12.5	16.9	20.4
Operating expenses	325.8	399.3	142.5	146.6	173.1	246.9
Less Aveda Operating Expenses	(0.3)	(61.3)			(0.3)	(61.3)
Operating expenses ex-Aveda	325.5	338.0			172.8	185.6
Operating income (loss)	$8.1	$(8.3)	$11.0	$8.6	$10.5	$(6.5)
Operating income ex-Aveda	$8.4	$11.0			$10.8	$12.8
Operating ratio	97.6%	102.1%	92.8%	94.5%	94.3%	102.7%
Operating ratio ex-Aveda	97.5%	96.8%			94.1%	93.5%

Stock based compensation	2.4	0.9	0.1	0.2	0.3	0.3
Impairment	—	13.4	—	—	—	13.4
Amortization of intangible assets	1.7	1.8	0.8	0.8	0.9	1.0
Third party debt refinancing charges	2.3	—	—	—	—	—
Other (1)	0.1	3.9	—	0.1	—	1.2
Adjusted operating expenses	319.3	379.3	141.6	145.5	171.9	231.0
Less Aveda Operating Expense Adjustments	—	(14.4)			—	(14.4)
Adjusted operating expenses ex-Aveda	319.0	332.4			171.6	184.1
Adjusted operating income	$14.6	$11.7	$11.9	$9.7	$11.7	$9.4
Adjusted operating income ex-Aveda	$14.9	$16.6			$12.0	$14.3
Adjusted operating ratio	95.6%	97.0%	92.2%	93.8%	93.6%	96.1%
Adjusted operating ratio ex-Aveda	95.5%	95.2%			93.5%	92.8%

(1) Other includes business transformation costs, restructuring and severance.

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA ex-Aveda by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA ex-Aveda Margin by Segment
(Unaudited)

	Three Months Ended
	March 31, 2021
(Dollars in millions)	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$6.6	$6.4	$(20.3)	$(7.3)
Depreciation and amortization	8.8	13.1	0.3	22.2
Interest income	(0.1)	—	—	(0.1)
Interest expense	1.7	2.1	7.3	11.1
Income tax expense (benefit)	2.7	2.4	(5.9)	(0.8)
Stock based compensation	0.1	0.3	2.0	2.4
Change in fair value of warrant liability	—	—	5.6	5.6
Third party debt refinancing charges	—	—	2.3	2.3
Other (1)	—	—	0.1	0.1
Adjusted EBITDA	$19.8	$24.3	$(8.6)	$35.5
Less Aveda Adjusted EBITDA		(0.3)		(0.3)
Adjusted EBITDA ex-Aveda		$24.6		$35.8
Total revenue	153.5	183.6	(3.2)	333.9
Total revenue ex-Aveda		183.6		333.9
Net income (loss) margin	4.3%	3.5%	634.4%	(2.2)%
Adjusted EBITDA margin	12.9%	13.2%	268.8%	10.6%
Adjusted EBITDA ex-Aveda margin		13.4%		10.7%

(1) Other includes business transformation costs, restructuring, and severance.

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA ex-Aveda by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA ex-Aveda Margin by Segment
(Unaudited)

	Three Months Ended
	March 31, 2020
(Dollars in millions)	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$4.2	$(12.6)	$(7.9)	$(16.3)
Depreciation and amortization	9.1	16.9	0.3	26.3
Interest income	(0.1)	—	(0.2)	(0.3)
Interest expense	2.5	3.1	6.4	12.0
Income tax expense (benefit)	1.9	1.8	(7.6)	(3.9)
Stock based compensation	0.2	0.3	0.4	0.9
Change in fair value of warrant liability	—	—	(1.0)	(1.0)
Impairment	—	13.4	—	13.4
Other (1)	0.1	1.2	2.6	3.9
Adjusted EBITDA	$17.9	$24.1	$(7.0)	$35.0
Less Aveda Adjusted EBITDA		(2.2)		(2.2)
Adjusted EBITDA ex-Aveda		$26.3		$37.2
Total revenue	155.2	240.4	(4.6)	391.0
Total revenue ex-Aveda		198.4		349.0
Net income (loss) margin	2.7%	(5.2)%	171.7%	(4.2)%
Adjusted EBITDA margin	11.5%	10.0%	152.2%	9.0%
Adjusted EBITDA ex-Aveda margin		13.3%		10.7%

(1) Other includes business transformation costs, restructuring and severance.

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted Net Income ex-Aveda
Reconciliation of Net Income (Loss) to Net Income (Loss) ex-Aveda
Reconciliation of Earnings Per Share to Adjusted Earnings Per Share ex-Aveda
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, except share and per share data)	2021	2020
Net income (loss)	$(7.3)	(16.3)
Less Aveda Net income (loss)	(0.2)	(19.1)
Net income (loss) ex-Aveda	(7.1)	2.8
Adjusted for:
Income tax expense (benefit) ex-Aveda	(0.8)	(3.9)
Less Aveda Income tax expense (benefit)	(0.1)	(1.0)
Income tax expense (benefit) ex-Aveda	(0.7)	(2.9)
Income (loss) before income taxes	(8.1)	(20.2)
Income (loss) before income taxes ex-Aveda	(7.8)	(0.1)
Add:
Stock based compensation	2.4	0.9
Impairment	—	13.4
Amortization of intangible assets	1.7	1.8
Debt refinancing related charges	3.7	—
Change in fair value of warrant liability	5.6	(1.0)
Other (1)	0.1	3.9
Adjusted income (loss) before income taxes	5.4	(1.2)
Less Aveda adjustments	—	14.3
Adjusted income (loss) before income taxes ex-Aveda	5.7	4.6
Income tax (expense) benefit at adjusted effective rate	(1.6)	(1.6)
Adjusted Net Income ex-Aveda	$4.1	$3.0

Net income (loss)	$(7.3)	$(16.3)
Less Series A preferred dividends	(1.2)	(1.2)
Net income (loss) attributable to common stockholders	(8.5)	(17.5)
Allocation of earnings to non-vested participating restricted stock units	—	—
Numerator for basic EPS - income (loss) available to common stockholders - two class method	$(8.5)	$(17.5)
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$—
Add back allocation earnings to participating securities	—	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—	—
Numerator for diluted EPS - income (loss) available to common shareholders - two class method	$(8.5)	$(17.5)

(1) Other primarily includes business transformation costs, restructuring and severance.

Daseke, Inc. and Subsidiaries
Reconciliation of Earnings Per Share to Adjusted Earnings Per Share ex-Aveda (continued)
(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, except share and per share data)	2021	2020
Adjusted Net Income ex-Aveda	$4.1	$3.0
Less Series A preferred dividends	(1.2)	(1.2)
Allocation of earnings to non-vested participating restricted stock units	—	—
Numerator for basic EPS - adjusted income available to common shareholders ex-Aveda - two class method	$2.9	$1.8
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$—
Add back allocation earnings to participating securities	—	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—	—
Numerator for diluted EPS - adjusted income available to common shareholders ex-Aveda - two class method	$2.9	$1.8

Basic EPS
Net income (loss) attributable to common stockholders	$(0.13)	(0.27)
Adjusted net income attributable to common stockholders ex-Aveda	$0.04	0.03
Diluted EPS
Net income (loss) attributable to common stockholders	$(0.13)	(0.27)
Adjusted net income attributable to common stockholders ex-Aveda	$0.04	0.03
Weighted-average common shares outstanding:
Basic	65,080,364	64,598,025
Diluted	65,080,364	64,598,025
Basic - adjusted ex-Aveda	65,080,364	64,598,025
Diluted - adjusted ex-Aveda	66,075,643	64,602,862